Exhibit No. 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in any form (whether in paper or digital format, including any electronic media such as CD-ROM or the Internet) of the Prospectus Supplement relating to the GS Mortgage Securities Corporation II Commercial Mortgage Pass-Through Certificates, Series 1997-GL I, of our report dated May 13, 1997 accompanying the statements of revenues and certain expenses of the Century Plaza Towers owned by Delta Towers Joint Venture contained in such Prospectus Supplement, and we consent to the reference to our firm under the caption "Experts" in such Prospectus Supplement.



                                       /s/ Ernst & Young LLP
                                       ---------------------

Los Angeles, California
July 14, 1997